EXHIBIT 4.1

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into effective as of April 15, 2016, by and between BARRETT BUSINESS SERVICES, INC., a Maryland corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

A. Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 29, 2014, as amended from time to time (the “Credit Agreement”) and that certain Standby Letter of Credit Agreement (Credit Agreement/Loan Agreement Version) between Bank and Borrower dated September 18, 2012, as amended from time to time (the “Standby Letter of Credit Agreement”).

B. Pursuant to the Credit Agreement and the Standby Letter of Credit Agreement, Borrower remains indebted to Bank under the following obligations:

1. A line of credit in the maximum principal amount of $14,000,000, as evidenced by that certain Revolving Line of Credit Note dated as of December 29, 2014, by Borrower in favor of Bank, as amended or modified;

2. A term loan in the original principal amount of $5,512,500, as evidenced by that certain Term Note dated as of November 1, 2012, by Borrower in favor of Bank, as amended or modified;

3. A term loan in the original principal amount of $40,000,000, as evidenced by that certain Term Note 2 dated as of December 29, 2014, by Borrower in favor of Bank, as amended or modified;

4. Standby Letter of Credit No. IS0133585U in the amount of Fifteen Million Dollars ($15,000,000.00), for the benefit of Atlantic Specialty Insurance Company dated December 19, 2013, as amended from time to time; and

5. Standby Letter of Credit No. IS0133565U in the amount of Twenty-Two Million Three Hundred Nineteen Thousand Eight Hundred Thirty-Nine and 80/100 Dollars ($22,319,839.80) for the benefit of Westchester Fire Insurance Company dated December 19, 2013, as amended from time to time.

C. Borrower is currently in default under the term of the Credit Agreement as outlined in that certain Notice of Default with Reservation of Rights and Forbearance letter from Bank to Borrower dated March 30, 2016, as amended, modified, and/or supplemented from time to time (the “Forbearance Letter”).

D. Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Subsections 1.4(a)(i) and (ii) of the Credit Agreement (captioned “Existing Insurance Letters of Credit” and “Amendment to Existing Westchester SLC”) are hereby deleted in their entirety, and the following substituted therefor:

“(i) Existing Insurance Letters of Credit. In addition to the Existing Line of Credit Letters of Credit, Bank has issued or caused an affiliate to issue the following standby letters of credit for the account of Borrower, each of which is subject to the terms of the Letter of Credit Agreement and is outstanding as of April 15, 2016 (each an “Existing Insurance Letter of Credit” and collectively, the “Existing Insurance Letters of Credit”): (A) Standby Letter of Credit No. IS0133585U in the amount of Fifteen Million Dollars ($15,000,000.00), for the benefit of Atlantic Specialty Insurance Company dated December 19, 2013, as amended from time to time (the “Existing Atlantic SLC”); and (B) Standby Letter of Credit No. IS0133565U in the amount of Twenty-Two Million Three Hundred Nineteen Thousand Eight Hundred Thirty-Nine and 80/100 Dollars ($22,319,839.80) for the benefit of Westchester Fire Insurance Company dated December 19, 2013, as amended from time to time (the “Existing Westchester SLC”).

(ii) New Insurance Letter of Credit. Subject to the terms of this Agreement, Bank hereby agrees, at the request of Borrower, to issue Standby Letter of Credit No. IS0405794U for the account of Borrower in the amount of Five Million Dollars ($5,000,000.00), for the benefit of Argonaut Insurance Co., as amended from time to time (the “New Argonaut SLC”). The form and substance of the New Argonaut SLC shall be subject to approval by Bank, in its sole discretion. For purposes of this Agreement, “Insurance Letters of Credit” means, collectively, the Existing Insurance Letters of Credit and the New Argonaut SLC, as may be amended from time to time, all of which, as amended, shall remain subject to the terms and conditions of this Agreement.”

2. Borrower acknowledges and agrees that the Existing Defaults (as defined in the Forbearance Letter) constitute material and ongoing defaults as to which it has no defenses, setoffs or counterclaims and requests that Bank waive the condition precedent in Section 3.2(a) of the Credit Agreement related to the nonexistence of any Event of Default in order to issue the New Argonaut SLC, which Bank agrees to waive. This waiver applies only to this specific condition precedent for the New Argonaut SLC. It is not a waiver for any subsequent extension of credit or any breach of the same provisions of the Credit Agreement, nor is it a waiver of any breach of any other provision of the Credit Agreement.

3. Borrower has requested Bank’s consent, in accordance with Section 5.7 of the Credit Agreement, to declare and pay the next regularly scheduled quarterly dividend (in June 2016) and Bank hereby gives such consent.

4. The obligation of Bank to amend the terms and conditions of the Credit Agreement as provided herein is subject to the fulfillment to Bank’s satisfaction of all of the following conditions by no later than April 29, 2016:

(a) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Amendment;

(ii)	Third Amendment to Second Amended and Restated Third Party Security Agreement: Specific Rights to Payment; and

(iii)	Such other documents as Bank may require under or in connection with any other section of this Amendment.

(b) Forbearance Letter Extension. Bank shall have received a duly countersigned copy of its letter dated April 15, 2016, related to the Forbearance Letter, including an acknowledgment that the issuance of the New Argonaut SLC is not a waiver of the Existing Defaults.

(c) Funding of AICE Deposit Accounts and AICE Securities Account. Borrower shall have deposited, or caused AICE to deposit, funds into the AICE Deposit Accounts and/or the AICE Securities Account (in the form of additional cash, time deposit(s), financial assets, investment property or other assets or any combination thereof acceptable to Bank in its sole discretion) to increase the collateral value by no less than $5,000,000, in the aggregate.

(d) Confirmation of Regulatory Authority. Bank shall have received evidence, in form and substance satisfactory to Bank in its sole discretion, that Borrower and AICE have obtained (1) approval from the Department of Insurance of the State of Arizona of the transactions contemplated in this Amendment, or (2) assurances, in form and substance satisfactory to Bank in its sole discretion, that such approval is not required under applicable law.

(e) Other Fees and Costs. In addition to Borrower’s obligations under the Credit Agreement, Standby Letter of Credit Agreement, and the other Loan Documents, Borrower shall have paid to Bank the full amount of all costs and expenses, including reasonable attorneys’ fees (including without limitation the allocated costs of Bank’s in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment, for which Bank has made demand.

5. Bank has not made any other funding commitments or other agreements to forbear, nor any other commitment, agreement or understanding of any other kind to or with Borrower or any affiliate of Borrower, other than as expressly set out in the Forbearance Letter. Neither this Amendment, including the issuance of the New Argonaut SLC, nor Bank’s participation in any negotiations, either prior to the date hereof or hereafter shall: (i) create any obligation of Bank to modify, renew, compromise, extend, reinstate or otherwise amend the Forbearance Letter, the Credit Agreement, the Standby Letter of Credit Agreement, or any of the other Loan Documents; (ii) create any express or implied obligations on the part of Bank other than those expressly set forth in the Forbearance Letter and this Amendment; (iii) constitute an express or implied waiver of any right or remedy provided under the Forbearance Letter, the Credit Agreement, the Standby Letter of Credit Agreement, this Amendment, or any of the other Loan Documents with respect to the Existing Defaults, all of which rights and remedies are expressly reserved by Bank; (iv) constitute an agreement by Bank to refrain from taking any action which it may be entitled to take pursuant to the Forbearance Letter, the Credit Agreement, the Standby Letter of Credit Agreement, this Amendment, or any of the other Loan Documents with respect to the Existing Defaults; or (v) constitute a waiver or cure of any default, whether or not such default is material, now existing or hereafter arising under the Forbearance Letter, the Credit Agreement, the Standby Letter of Credit Agreement, this Amendment, or any of the other Loan Documents, or applicable law.

6. Except as expressly provided herein, nothing in this Amendment shall alter or affect any provision, condition or covenant contained in the any of the Loan Documents, or affect or impair any rights, powers, or remedies thereunder, it being the intent of the parties hereto that the provisions of the Loan Documents shall continue in full force and effect except as expressly modified hereby. Nothing in this Amendment or issuance of the New Argonaut SLC, any correspondence, any oral communications between Bank and Borrower constitutes a waiver, modification or release of any breach, default or Event of Default, whether now existing or hereafter arising, or any of Bank’s rights and remedies under the Forbearance Letter, the

Credit Agreement, the Standby Letter of Credit Agreement, this Amendment, any of the other Loan Documents, any other agreement, instrument or document between Bank and Borrower or by Borrower in favor of Bank and applicable law. Nothing in this Amendment or issuance of the New Argonaut SLC obligates or commits Bank to forbear or to continue to forbear from exercising any of its rights and remedies, or to honor any advance requests. Further, forbearance, if any, by Bank does not constitute a course of dealing or a course of conduct.

7. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment (except for such terms as are amended hereby, which terms shall have the meanings set forth in this Amendment). This Amendment and the Credit Agreement shall be read together, as one document. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Amendment. Electronic delivery of a signature to this Amendment shall constitute an original signature.

8. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment, other than the Existing Defaults, there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

9. In consideration of the benefits provided to Borrower under the terms and provisions hereof, Borrower and each third party pledgor of assets securing any indebtedness and/or other obligations of Borrower to Bank (each, a “Pledgor”) hereby agree as follows (“General Release”):

(a) Borrower and each Pledgor hereunder, for itself and on behalf of its respective successors and assigns, do hereby release, acquit and forever discharge Bank, all of Bank’s predecessors in interest, and all of Bank’s past and present officers, directors, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a “Released Claim” and collectively, the “Released Claims”), that Borrower or any Pledgor hereunder now has or may acquire as of the later of: (i) the date this Amendment becomes effective through the satisfaction (or waiver by Bank) of all conditions hereto; or (ii) the date that Borrower and each Pledgor hereunder have executed and delivered this Amendment to Bank (hereafter, the “Release Date”), including without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior credit accommodations, if any, provided by Bank, or any of Bank’s predecessors in interest, to Borrower or any Pledgor hereunder, and any agreements, notes or documents of any kind related thereto or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.

(b) Borrower and each Pledgor hereunder hereby acknowledge, represent and warrant to Bank that they agree to assume the risk of any and all unknown, unanticipated or misunderstood defenses and Released Claims which are released by the provisions of this General Release in favor of Bank, and Borrower and each such Pledgor hereby waive and release all rights and benefits which they might otherwise have under any state or local laws or statutes with regard to the release of such unknown, unanticipated or misunderstood defenses and Released Claims.

(c) Each person signing below on behalf of Borrower or any Pledgor hereunder acknowledges that he or she has read each of the provisions of this General Release. Each such person fully understands that this General Release has important legal consequences, and each such person realizes that they are releasing any and all Released Claims that Borrower or any such Pledgor may have as of the Release Date. Borrower and each Pledgor hereunder hereby acknowledge that each of them has had an opportunity to obtain a lawyer’s advice concerning the legal consequences of each of the provisions of this General Release.

(d) Borrower and each Pledgor hereunder hereby specifically acknowledge and agree that: (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of Bank; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of this General Release shall subject Borrower and each Pledgor hereunder to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day and year first written above.

BARRETT BUSINESS SERVICES, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas J. Carley	By:	/s/ Julie R. Wilson
Name:	Thomas J. Carley	Name:	Julie R. Wilson
Title:	Interim Chief Financial Officer	Title:	Vice President

THIRD PARTY PLEDGOR’S CONSENT, REAFFIRMATION AND GENERAL RELEASE

The undersigned third party pledgor of assets to secure certain indebtedness of BARRETT BUSINESS SERVICES, INC. to WELLS FARGO BANK, NATIONAL ASSOCIATION hereby: (i) consents to the foregoing Amendment; (ii) reaffirms its grant of a security interest in certain of its assets as specified more particularly in that certain Second Amended and Restated Third Party Security Agreement: Specific Rights to Payment dated as of December 29, 2014, and that certain Security Agreement (Financial Assets) dated as of August 27, 2015 (collectively, as amended, the “Security Agreements”); (iii) reaffirms its obligations under the Security Agreements; and (iv) agrees to join in and be bound by all of the terms and provisions of the General Release contained in Section 9 thereof.

PLEDGOR:

ASSOCIATED INSURANCE COMPANY FOR EXCESS,

an Arizona corporation

By:	/s/ Thomas J. Carley
Name:	Thomas J. Carley
Title:	Treasurer